Exhibit (a)(1)(D)

299 Park Avenue, 40th Floor
New York, New York 10171

Offer to Purchase for Cash
All Outstanding Shares of Common Stock

of

BioReliance Corporation

at

$48.00 Net per Share

by

Baseball Acquisition Corporation,

a wholly-owned subsidiary of
Invitrogen Corporation

The offer and withdrawal rights will expire at 11:59 p.m., New York City time, on Thursday, February 5, 2004, unless the offer is extended.

January 8, 2004

To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

     We have been engaged by Baseball Acquisition Corporation, a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Invitrogen Corporation, a Delaware corporation (“Invitrogen”), and Invitrogen to act as Dealer Manager in connection with the Purchaser’s offer to purchase all the outstanding shares of common stock, par value $0.01 per share, of BioReliance Corporation, a Delaware corporation (“BioReliance”) (the “Shares”), at a price of $48.00 per Share, net to the seller in cash, without interest (the “Offer Price”), upon the terms and subject to the conditions set forth in the Purchaser’s Offer to Purchase dated January 8, 2004 (as amended or supplemented from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the “Offer”).

     If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s Share certificates are not immediately available or time will not permit all required documents to reach the Depositary (as defined in the Offer to Purchase) prior to the Expiration Date (as defined in the Offer to Purchase) or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered according to the guaranteed delivery procedures set forth in “THE TENDER OFFER—Section 2—Procedures for Tendering Shares” of the Offer to Purchase. See Instruction 2 of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility (as defined in the Offer to Purchase) in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares that would represent at least 51% of the total number of outstanding Shares on a fully diluted basis.

     Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

     Enclosed for your information and use are copies of the following documents:

     1.     Offer to Purchase dated January 8, 2004;

     2.     Letter of Transmittal to be used by stockholders of BioReliance in accepting the Offer (facsimile copies of the Letter of Transmittal with original signatures and all required signature guarantees may be used to tender the Shares);

     3.     Letter to stockholders of BioReliance from Capers W. McDonald, President and Chief Executive Officer of BioReliance, accompanied by BioReliance’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by BioReliance;

     4.     A printed form of a letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client’s instructions with regard to the Offer;

     5.     Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or if time will not permit all required documents to reach the Depositary by the Expiration Date or if the procedures for book-entry transfer cannot be completed on a timely basis;

     6.     Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     7.     Return envelope addressed to American Stock Transfer & Trust Company, as Depositary.

     Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 11:59 p.m., New York City time, on Thursday, February 5, 2004, unless the Offer is extended.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of December 24, 2003 (the “Merger Agreement”), among Invitrogen, the Purchaser and BioReliance pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into BioReliance, with BioReliance surviving the merger as a subsidiary of Invitrogen (the “Merger”). At the effective time of the Merger, each outstanding Share (other than Shares owned by Invitrogen, the Purchaser or BioReliance or any subsidiary of Invitrogen or BioReliance or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon, as set forth in the Merger Agreement and described in the Offer to Purchase.

     The Board of Directors of BioReliance has unanimously (i) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (ii) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable and fair to, and in the best interests of, BioReliance and its stockholders, (iii) recommended that stockholders of BioReliance adopt the Merger Agreement, to the extent such adoption is required by applicable law and (iv) recommended that the stockholders of BioReliance accept the Offer and tender their Shares to the Purchaser under the Offer.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in “THE TENDER OFFER—Section 2—Procedures for Tendering Shares” of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

     Neither the Purchaser nor Invitrogen will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed Offer materials to your customers.

     The Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in “THE TENDER OFFER—Section 2—Procedures for Tendering Shares” of the Offer to Purchase.

     Questions and requests for additional copies of the enclosed material may be directed to the Information Agent or the undersigned at the address and telephone number set forth on the back cover of the enclosed Offer to Purchase.

Very truly yours,

UBS Securities LLC

Enclosures

     Nothing contained herein or in the enclosed documents shall render you or any other person the agent of the Purchaser, Invitrogen, the Depositary, the Information Agent, the Dealer Manager or any affiliate thereof or authorize you or any other person to give any information or make any representation on behalf of any of them with respect to the Offer other than the documents enclosed and the statements contained therein.

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